Exhibit 99.1

Jack Cooper Enterprises, Inc. and Jack Cooper Holdings Corp. Announce Extension of Offers and On-Going Discussions with Holders of Existing Notes

ATLANTA, May 1, 2017 -- Jack Cooper Enterprises, Inc. (“JCEI”) and Jack Cooper Holdings Corp. (“JCHC” and, together with JCEI, the “Company”) announced today the extension of the previously announced cash tender offer (the “JCEI Offer”) to purchase any and all of the JCEI 10.50%/11.25% Senior PIK Toggle Notes due 2019 (the “JCEI Notes”) and exchange offer (the “JCHC Offer” and together with the JCEI Offer, the “Offers”) for any and all of the JCHC 9.25% Senior Secured Notes due 2020 (the “JCHC Notes” and together with the JCEI Notes, the “Existing Notes”) for cash and warrants to purchase shares of non-voting common stock of JCEI. The Offers are now scheduled to expire at 5:00 p.m., New York City time, on Monday, May 15, 2017, unless extended or earlier terminated in accordance with the offer to purchase and offering memorandum (as amended, the “Offering Memorandum”).

As of 5:00 p.m., New York City time, on April 28, 2017, 51.37% of the JCEI Notes had been validly tendered and not withdrawn, thereby satisfying the JCEI Notes Consent Condition (as defined in the Offering Memorandum). However, as of 5:00 p.m., New York City time, on April 28, 2017, 0.00% of the JCHC Notes had been validly tendered and not withdrawn and, accordingly, the requisite amount of JCHC Notes necessary to satisfy the JCHC Notes Consent Condition (as defined in the Offering Memorandum), had not been validly delivered and not withdrawn. The withdrawal deadlines for the Offers have not been extended.

The Company also announced that it is currently engaged in discussions with representatives of an ad hoc group (the “Ad Hoc Group”) of holders of JCHC Notes regarding the terms of the Offers and potential alternative deleveraging transactions. The Ad Hoc Group represents that its members own approximately 85% of the JCHC Notes and approximately 33% of the JCEI Notes (or approximately 68% of the JCEI Notes not previously tendered).

There can be no assurance that the Company will complete the Offers or reach an agreement regarding a potential alternative deleveraging transaction with the Ad Hoc Group.

The Offers, as announced by the Company on April 3, 2017, include related solicitations of consents to amend the JCEI Notes and JCHC Notes and related indentures as described in the Offering Memorandum and to release the collateral securing the JCHC Notes.

J.P. Morgan Securities, LLC is no longer acting as a Dealer Manager or Solicitation Agent for the Offers. The other Dealer Manager and Solicitation Agent for the Offers will continue to serve as a dealer manager and solicitation agent with respect to the Offers.

This press release is for informational purposes only and is not an offer to purchase or a solicitation of an offer to exchange any of the Existing Notes. The Offers are being made pursuant to the offering documents, including the Offering Memorandum and the related consent and letter of transmittal that JCEI and JCHC have distributed to eligible holders of the Existing Notes, as amended by this press release. The Offers are not being made to holders of the Existing Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities or other laws of such jurisdiction. None of the Company, the Dealer Manager and Solicitation Agent, the Information Agent, the Tender and Exchange Agent (each as defined in the

Offering Memorandum) or their respective affiliates is making any recommendation as to whether or not holders should exchange all or any portion of their Existing Notes in the Offers or deliver consents in the Consent Solicitations.

About the Company

The Company is a specialty transportation and other logistics provider and the largest over-the-road finished vehicle logistics company in North America. The Company provides premium asset-heavy and asset-light based solutions to the global new and previously-owned vehicle markets, specializing in finished vehicle transportation and other logistics services for major automotive original equipment manufacturers and for fleet ownership companies, remarketers, dealers and auctions.

Forward-Looking Statements

Statements made in this news release which describe the Company’s intentions, expectations, beliefs or predictions may be forward-looking statements within the meaning of securities laws.  Forward-looking statements include statements preceded by, followed by, or including the words “believes,” “expects,” “anticipates,” “plans,” “estimates,” “projects,” “forecasts,” or similar expressions.  Examples of forward-looking statements in this news release are statements about the expected size and timing of the Offers. The Company cautions that, by their nature, forward-looking statements involve risk and uncertainty and the Company’s actual results could differ materially from those expressed or implied in such statements. The Company does not intend, and it disclaims any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.  Factors that could cause actual results or outcomes to differ from the results expressed or implied by forward-looking statements include, among other things the risks described under the caption “Risk Factors” in JCHC’s Annual Report for the year ended December 31, 2016.